Exhibit 99.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made on February 24, 2020 and is effective as of January 1, 2020 (“the “Effective Date”) and between Xcel Brands, Inc. a Delaware corporation (the “Company”), and Isaac Mizrahi (the “Executive”), each a “Party” and collectively the “Parties.”  Unless otherwise indicated, capitalized terms used herein are defined in Section 2.1.

WHEREAS, the Executive serves as the Company’s Chief Design Officer of the Isaac Mizrahi Brand pursuant to an employment agreement dated as of October 1, 2016 (the “Original Agreement”); and

WHEREAS, the Parties desire to enter into a new employment agreement to set forth the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, as defined below, it is agreed by and between the Executive and the Company as follows:

ARTICLE I

EMPLOYMENT TERMS

1.1.      Employment.  The Company will employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 1.4(a) hereof (the “Employment Period”).  The Original Agreement is hereby terminated, other than Sections 1.5, 1.6, 1.7, 1.8, 1.9 and 1.10 thereof which shall survive and continue full force and effect in accordance with their terms.

1.2.      Position and Duties.

(a)        Generally.  The Executive shall:

(i)         serve as the Chief Design Officer of the “Isaac Mizrahi” brand, and in such capacity shall be responsible for providing input to the Company’s President of the Isaac Mizrahi brand with respect to the creation of the Company’s design vision for the Isaac Mizrahi Brand, shall perform such duties as are customarily performed by an officer with similar title and responsibilities of a company of a similar size (including, without limitation, the performance of Executive’s duties and obligations under agreements with the Company’s licensees or any other third-party pursuant to which Executive is obligated to perform personal services, but not including Executive’s duties under agreements pursuant to the Retained Media Rights) and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder; provided, however, that in exercising such power and authority and performing such duties, he shall (x) at all times be subject to the authority, control and direction of the Chairman and CEO of the Company and (y) abide by Product Media and Press Guidelines attached hereto as Exhibit A;

(ii)       (A) Make appearances on direct-response television on QVC as provided herein, and pursuant to the license agreement between IM Brands and QVC such that IM Brands will not be in a breach of Section 4 of the QVC Agreement, as in effect on the date hereof, and (B) make such other appearances as may be mutually agreed in writing by the Company and the Executive.

Notwithstanding anything herein to the contrary, but subject to the below, Executive agrees that he will use best efforts to make all such appearances on QVC as reasonably requested by the Company, and that his appearances on QVC shall include (i) seventy-six Qualified Appearances (or such greater number as may be mutually agreed by the Company and the Executive) as reasonably requested by the Company and/or QVC, (ii) ten (10) Today’s Special Value (TSV) (“TSV”) promotions each year (or such lesser number as requested by QVC for a year) (iii) as requested by the Company (A) two (2) Big Deals (or such lesser number as requested by QVC for a year), or (B) one (1) Big Deal and one (1) additional TSV promotion per year (or such lesser number as requested by QVC for a year), (iv) twelve (12) Fashion Days (or such lesser number as requested by QVC for a year) and (v) a minimum of twenty (20) and a maximum of forty (40) Monday Appearances.

In the event that Executive fails to make a Friday Appearance or Saturday Appearance, then Executive may make appearances on another day to make up for such missed Friday Appearance or Saturday Appearance (each a “Replacement Appearance”) with each such Replacement Appearance subject to approval by the Chief Executive Officer or the Chief Financial Officer of the Company (which approval or disapproval shall be given no later than twenty-four (24) hours after such request). If so approved, each Replacement Appearance shall be treated as a Qualified Appearance if designated as such by the Executive prior to any such appearance.  In addition, if the Executive designates a Monday Appearance as a Qualified Appearance then he shall not be entitled to a Monday Bonus with respect to such Monday Appearance.  For avoidance of doubt, an appearance for a TSV, Fashion Day and Big Deal shall not constitute a Replacement Appearance.

If the Executive is able to appear for a portion of a Friday Appearance, Saturday Appearance or Monday Appearance but not the full time required to constitute such appearance (a “Partial Appearance”), the Executive may combine two (2) or more Partial Appearances to constitute a full Qualified Appearance or Monday Appearance, as applicable, provided that any such combination of Partial Appearances shall be subject to the Company’s prior written approval by the Chief Executive Officer or the Chief Financial Officer of the Company and shall be with the Company’s sole and complete discretion (but which approval or disapproval shall be given no later than twenty-four (24) hours after such request); and

(iii)      Make himself available for and attend Media Days for the Company to create social media and other marketing content, including Media Days for The Shopping Channel, as well as retailer collaboration launches (i.e. Target Retrospective) provided that Executive shall not be required to travel to Canada for such Media Days for The Shopping Channel; and

(iv)       Attend a minimum of six (6) sales meetings with retailers (such as TJX, Sam’s Club and Stitch Fix) per year as reasonably requested by the Company, with any such appearances in excess of six (6) subject to the mutual agreement of the Company and Executive.

So long as the Executive is using best efforts to make appearances on QVC pursuant to this Section 1.2(a), the Company shall use commercially reasonable efforts to accommodate the Executive’s schedule with respect to Retained Media Rights.

(b)        Duties and Other Responsibilities.  The Executive shall report to the Chairman and CEO of the Company and shall devote his full business time and attention to the business and affairs of the Company and its Subsidiaries.  The Executive shall perform his duties and responsibilities in a diligent, trustworthy, businesslike and efficient manner.  The Executive shall not engage in any other business activities that conflict with the Executive’s duties, responsibilities and obligations hereunder.  During the Employment Period, the Executive shall promptly bring to the Company all investment or business opportunities and creative design ideas relating to the Business, of which the Executive becomes aware.  During the Term, the Company shall report to the Executive (or his designated representatives) on a monthly basis within fifteen 10 business days following each applicable month, the number of Friday Appearances, Saturday Appearances, and Monday Appearances completed by Executive as compared with such appearances requested by QVC and/or the Company.

(c)        Notwithstanding anything to the contrary in this Section 1.2, Executive may engage in the Retained Media Rights, in each case so long as such activity does not have a materially negative impact upon or materially conflict with the Executive’s duties hereunder.  The Company shall not request that the Executive be associated with any charity or other non-profit organization without the prior approval of the Executive, which shall not be unreasonably withheld, conditioned or delayed.

(d)        Principal Office.  The principal place of performance by the Executive of his duties hereunder shall be at the Company's principal executive offices in Manhattan, New York and QVC’s offices in West Chester, Pennsylvania, although, subject to the terms hereof, the Executive may be required to travel, upon reasonable advance notice, outside of the area where the Company's principal executive offices are located in connection with the business of the Company.  Except as set forth herein, all required travel shall be provided for the Executive by Laugh Club pursuant to the Services Agreement by and between Laugh Club and the Company in accordance with the Company’s travel policy.

1.3.      Compensation.

(a)        Base Salary.  The Executive’s base salary (the “Base Salary”) shall be (i) $1,800,000, $2,000,000, and $2,100,000 per annum for the calendar years ending December 31, 2020, 2021 and 2022 respectively, and in the event this Agreement is renewed pursuant to Section 1.4 hereof $2,250,000 and $2,400,000 for the calendar years ended December 31, 2023 and 2024, respectively, in each case subject to reduction for a DRT Adjustment for such calendar year, if applicable. For purposes of clarity, the Base Salary in each calendar year (other than the calendar year ending December 31, 2020) shall be subject to a DRT Adjustment, to the extent applicable in accordance the paragraph below. The Base Salary will be payable to the Executive by the Company in regular installments in accordance with the Company’s general payroll practices. The Executive shall receive such increases (but not decreases) in his Base Salary as the Board of Directors of the

Company (the “Board”), or the compensation committee of the Board, may approve in its sole discretion from time to time.  The Executive agrees not to renegotiate the terms of this Agreement for the Renewal Period.

Notwithstanding anything herein to the contrary, if during a calendar year (the “Base Year”) the Executive fails to make the lesser of (i) 85% of all Qualified Appearances requested by the Company in such calendar year or (ii) an aggregate of seventy-six (76) Qualified Appearances in such calendar year, the Base Salary for the calendar year immediately subsequent to the Base Year shall be reduced from the amount set forth in the above paragraph by an amount (the “DRT Adjustment”) of up to the Maximum DRT Adjustment determined by (x) multiplying the Base Salary for such immediately subsequent calendar year by (y) a fraction the numerator of which is the aggregate number of Qualified Appearances made by the Executive during the Base Year and the denominator of which is the aggregate number of Qualified Appearances requested by the Company during such Base Year; provided however (a) in the event that the Executive makes an aggregate of at least seventy three (73) Qualified Appearances in such Base Year and (b) DRT Revenue generated solely through QVC in such Base Year is at least equal to ninety five percent (95%) of DRT Revenues generated solely though QVC for the prior calendar year, no such adjustment to Base Salary shall be made. For avoidance of doubt, in the event that QVC confirms and subsequently cancels a scheduled Friday Appearance or Saturday Appearance accepted and not previously cancelled by the Executive, such cancelled appearance shall count as a Qualified Appearance for both the numerator and denominator in the calculation of the DRT Adjustment.  The Company agrees that it will not request a Qualified Appearance if QVC advises the Company that QVC has scheduled alternative programming and does not require the Executive to appear at such time.

(b)        Bonus.  The Executive shall be eligible to receive an annual cash bonus (the “Bonus”) for each calendar year commencing in 2020 (subject to Section 1.4 hereof) during the Term (or any partial calendar year during the Term) in accordance with this Section 1.3(b) and up to the Maximum Bonus for each such calendar year.   In the event that this Agreement and the Executive’s employment hereunder is terminated during a calendar year of the Term, the Bonus and Maximum Bonus for such calendar year shall be pro-rated for the number of days for which this Agreement is in effect, provided that the Executive shall be entitled to all accrued and unpaid Monday Bonus as of the termination date. The Bonus, if any, shall consist of the DRT Revenue Bonus, if any, the Bricks-and-Mortar Bonus, if any, the Endorsement Bonus, if any, and the Monday Bonus, if any, if any, as determined in accordance with the below, up to the Maximum Compensation:

(1)        DRT Revenue Bonus

For each calendar year during the Term and commencing with the calendar year ending December 31, 2020, Executive shall be entitled to a bonus based on IM Brand’s revenues from QVC (“DRT Revenue Bonus”) equal to the product of (a) Ten Percent (10.0%), multiplied by (b) the DRT Revenue for such calendar year in excess of Fourteen Million Dollars ($14,000,000).

(2)        Bricks-and-Mortar Bonus

The Bricks-and-Mortar Bonus (the “Bricks-and-Mortar Bonus”) for any calendar year during the Term and commencing January 1, 2020 shall be equal to the product of (a) Ten Percent (10.0%), multiplied by (b) the Bricks-and-Mortar Revenue for such calendar year in excess of Two Million Five Hundred Thousand Dollars ($2,500,000).

(3)        Endorsement Bonus

The Endorsement Bonus (the “Endorsement Bonus”) for any calendar year commencing during the Term and January 1, 2020 shall be equal to the product of (a) Forty Percent (40%), multiplied by (b) the Endorsement Revenue received by the Company and its Affiliates relating solely to the Endorsements for such calendar year.

(4)        Monday Bonus

The Monday Bonus (the “Monday Bonus”) for each calendar period during the Term commencing January 1, 2020 shall be equal to Ten Thousand Dollars ($10,000) for each Monday Appearance made by Executive during such applicable period (excluding Monday Appearances that are treated as Qualified Appearances in accordance with this Agreement) up to a maximum of forty (40) Monday Appearances in a calendar year.  The aggregate amount of DRT Revenue Bonus for each calendar year shall be reduced by the amount of the Monday Bonus for such calendar year, but not below $0.

(5)        Bonus Payments

(a) Within thirty (30) days after each calendar quarter during the Term, the Company shall pay to the Executive the Monday Bonus for such applicable quarter, and concurrently with such payment deliver to the Executive (i) a statement prepared by the Company of the calculation of the amount of the Monday Bonus; and (ii) supporting documentation of such calculations for the applicable period) days after delivery of the Reconciliation to the Executive; and

(b) as soon as practicable after the end of the applicable calendar year, but in no event later than the earlier of (a) the Company’s filing of an annual report with the U.S. Securities and Exchange Commission including financial statements for such calendar year, or (b) one hundred and twenty (120) days following the end of such calendar year, the Company shall deliver to the Executive (i) a statement prepared by the Company of the calculation of the amount of the DRT Revenue Bonus, Brick and Mortar and Endorsement Bonus, (including any deductions for Monday Bonuses earned by Executive for such calendar year), Bricks-and Mortar Bonus and Endorsement Bonus; and (ii) supporting documentation of such calculations for the applicable period (collectively, (i) and (ii), the “Reconciliation”).   The Bonus, if any, shall be paid to the Executive not later than thirty (30) days after delivery of the Reconciliation to the Executive.

(6)        2019 Bonus Payment.   The Company shall pay to the Executive the Bonus (as defined in the Original Agreement) for calendar year 2019 in accordance with the terms and conditions of the Original Agreement.

(c)        Withholding.  All payments made under this Agreement (including Base Salary, Bonus payments, and other amounts) shall be subject to withholding for income taxes, payroll taxes and other legally required deductions.

(d)        Expenses.  The Executive acknowledges that the Company entered into a services agreement with Laugh Club (the “Services Agreement”) to provide the support services to the Executive necessary to enable the Executive to perform his obligations pursuant to this Agreement and that Laugh Club shall be responsible to pay all expenses of the Executive in connection with his performance of his obligations pursuant to this Agreement other than Travel Expenses.  The Executive has received and is familiar with the Services Agreement and acknowledges that all support services needed by the Executive to perform his obligation under this Agreement are provided for in the Services Agreement and that the Company will not reimburse the Executive for any direct expenses incurred by him in the course of performing his duties under this Agreement other than Travel Expenses.  The Company will reimburse the Executive for all Travel Expenses incurred by him in the course of performing his duties under this Agreement.  All reimbursement payments for documented Travel Expenses shall be made in accordance with the Company’s expense reimbursement policy.

(e)        Vacation; Holiday Pay and Sick Leave.  The Executive shall be entitled to four (4) weeks’ paid vacation in each calendar year, which if and to the extent not taken during any year may not be carried forward to any subsequent year. Any seven (7) day calendar week that the Executive is not required to be on-air or make an appearance on behalf of the Company (excluding any week that the Executive is scheduled to make an appearance but such appearance is cancelled through no fault of the Executive) shall be applied against any accrued vacation. Executive shall receive holiday pay and paid sick leave as provided to other executive employees of the Company.

(f)        Benefits.  During the Employment Period, the Executive shall be entitled to participate (for himself and, as applicable, his dependents) in the group medical, life, 401(k) and other insurance programs, equity and equity-based incentive plans, employee benefit plans and perquisites which may be adopted by the Board, or the compensation committee of the Board, from time to time, for participation by the Company’s senior management or executives, as well as dental, life and disability insurance coverage, with payment of, or reimbursement for, such insurance premiums by the Company, subject to, in all cases, the terms and conditions established by the Board with respect to such plans (collectively, the “Benefits”); provided,  however, that the Board, in its reasonable discretion, may revise the terms of any Benefits so long as such revision does not have a disproportionately negative impact on the Executive vis-à-vis other Company employees to the extent applicable.

(g)        Indemnification.  The Executive shall be entitled to indemnification by the Company in the same circumstances and to the same extent as the other executive officers and directors of the Company, which indemnification shall in no event be less favorable to the Executive than the fullest scope of indemnification permitted by applicable Delaware law (or any such greater scope of indemnification provided by agreement or by the terms of the Company’s Certificate of Incorporation or By-Laws to any executive officer or director of the Company).

(h)        D&O Insurance.  The Company shall acquire and maintain Directors’ and Officers’ insurance for the Company’s directors and officers (including the Executive), with coverage in amounts reasonably sufficient to protect the Company’s directors and officers, but in all events with coverage in amounts no less than such amounts customarily maintained by similarly situated companies.  Upon a Change of Control, the Company shall purchase, or cause to be purchased, a tail policy for the period of one year in an amount reasonably sufficient to protect the Company’s former directors and officers, but in all events with coverage in amounts no less than such amounts obtained by similarly situated companies in similar events.

(i)         Other Benefits.  During the Employment Period, the Company shall allow the Executive to participate in the Company’s disability insurance policy (the “Disability Policy”), which shall name the Executive as loss payee.

(j)         Board Observer.  In the event that Executive hires an individual to observe the meetings of the board of directors of the Company (the “Observer”), which individual shall be subject to the Observer’s executive of a non-disclosure and restrictions on trading agreement in form and substance satisfactory to the Company and approval by the Company (which approval shall not be unreasonably withheld), then the Company shall grant to the Observer on January 1st of each calendar year an option to purchase five thousand (5,000) shares of common stock of the company (the “Observer Option”). The Observer Option shall vest equally on the first two anniversaries of the grant date, shall have a term equal to five (5) years, and shall have an exercise price equal to the greater of (i) $4.00 per share or (ii) the market price of Xcel’s common stock on the date of such grant.  During the Employment Period, the Observer shall be permitted to attend all meetings of the Board in a non-voting capacity and to receive any Board package circulated to the members of the Board (concurrently with delivery to such members of the Board), except that the Company shall retain the right to exclude the Observer from any meeting and to withhold any such documents (or portion thereof if the Company believes that the disclosure of such documents or the Observer’s attendance would be adverse to the Company).

1.4.      Term and Termination.

(a)        Duration.   The Employment Period shall commence on the Effective Date and the initial term shall terminate on December 31, 2022 (the “Initial Term”), unless earlier terminated by the Company or the Executive as set forth in this Section 1.4.”).  After the Initial Term, the Company shall have the option to renew this Agreement for two successive one-year periods (each a “Renewal Period”) on the same terms and conditions, including Base Salary, as those in effect during the third year of the Initial Term.  The Initial Term plus any Renewal Period exercised by the Company is referred to herein as the “Term”.  Thereafter, the Term shall renew automatically for one-year periods, unless either party gives the other party written notice of its intention not to renew the Agreement no later than 30 days prior to the expiration of the then current Term. The Employment Period shall be terminated prior to the then-applicable expiration of the Term upon the first to occur of (i) termination of the Executive’s employment by the Company for Cause, (ii) termination of the Executive’s employment by the Company without Cause, (iii) the Executive’s resignation with Good Reason, (iv) the Executive’s resignation other than for Good Reason, or (v) the Executive’s death or Disability.  The Executive shall not terminate the Employment Period, with or without Good Reason, unless he gives the Company written notice that he intends to terminate the Employment Period at least 30 days prior to the Executive’s proposed Termination Date.  As a condition to Executive receiving any payments or benefits under Section 1.4(b)(2) and (3) or Section 1.4(c) (except amounts payable pursuant to Section 1.4(b)(1)), the Executive shall execute and deliver to the Company the General Release of claims relating solely to the Executive’s employment with the Company within 60 days after the Termination Date in the form attached hereto as Exhibit B.  If the Executive does not execute and deliver the General Release within that time period then the amounts otherwise payable pursuant to Section 1.4(b)(2) and Section 1.4(c) shall be forfeited.  The first payment under this Section 1.4 shall include any amounts payable under this Section 1.4 for periods prior to execution of such General Release.

(b)        Severance Upon Termination Without Cause, Upon Resignation by the Executive for Good Reason.  If the Employment Period is terminated by the Company without Cause or if the Executive resigns for Good Reason, then the Executive will be entitled to receive (1) any unpaid Base Salary through and including the date of termination or resignation and any other amounts, including any amounts due for Bonus, or other entitlements then due and owing to the Executive as of the Termination Date; (2) an annualized amount equal to the Executive’s Base Salary (at the rate that would have been effect pursuant to Section 1.3(a) had such employment not been terminated) plus $500,000 for the longer of (x) six (6) months from the Termination Date or (y) the remainder of the then-current Term, but in no event exceeding eighteen (18) months (as the case may be, the “Severance Period”), payable in substantially equal installments over the Severance Period in accordance with the Company’s normal payroll practices; provided,  however, that prior to the date that is six months and one day after the Termination Date, no payments would be made that exceed the lesser of two times: (i) the sum of (A) the Executive’s Base Salary (at the rate in effect on the date of termination), (B) the Bonus paid to Executive  pursuant to Section

1.3(b) in the prior calendar year, and (C) any other taxable compensation paid to the Executive in the prior calendar year; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) for the year in which the Executive has a termination of employment; and any amount in excess of the applicable limits shall be paid on the date that is six months and one day after the Termination Date; and (3) continue to participate in the Company’s group medical plan on the same basis as he previously participated or, if such participation would violate the provisions of Section 409A of the Code or applicable nondiscrimination regulations under the Patient Protection and Affordable Care Act (PPACA), receive reimbursement for, COBRA premiums (or, if COBRA coverage is not available, reimbursement of premiums paid for other medical insurance in an amount not to exceed the COBRA premium) for the Severance Period; provided that if the Executive is provided with health insurance coverage by a successor employer, any such coverage by the Company under subclause (3) shall cease (each of (1), (2) and (3) referred to as the “Severance Payment”).  If the Executive breaches his obligations under Section 1.6,  1.7,  1.8 or 1.9 of this Agreement, the Company’s obligation to make any Severance Payments and provide any Benefits shall cease as of the date of such breach; provided, that if the Executive cures such breach within 10 days of receiving written notice from the Company of such breach (which notice the Company shall provide promptly to the Executive after learning of such breach), the Company shall promptly pay all Severance Payments not made during such period of dispute and resume making Severance Payments and providing Benefits promptly following such cure.

(c)        Severance upon a Change of Control.  Anything contained herein to the contrary notwithstanding, in the event the Executive's employment hereunder is terminated within six (6) months following a Change of Control by the Company without Cause or by the Executive with Good Reason, the Executive shall be entitled to receive the Severance Payment as described in sub-section (b) above; provided,  however, that in lieu of the calculation contained in Section 1.4(b)(2), Executive shall be entitled to receive a lump sum amount within 60 days after the Termination Date equal to two times the sum of (i) the Executive's Base Salary (at the average rate that would have been effect pursuant to Section 1.3(a) during the two years following the Termination Date), (ii) $500,000 and (iii) the Bonus paid or due to the Executive pursuant to Section 1.3(b) in the year prior to such Change of Control, if any; provided,  however, that prior to the date that is six months and one day after the Termination Date, no payment would be made that exceeds the lesser of two times: (i) the sum of (A) the Executive’s Base Salary (at the rate in effect on the date of termination), (B) the Bonus paid to Executive  pursuant to Section 1.3(b) in the prior calendar year, and (C) any other taxable compensation paid to the Executive in the prior calendar year, or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive has a termination of employment, and any amount in excess of such limits shall be paid on the date that is six months and one day after the Termination Date; and further provided,  however, that if such lump sum severance payment, either alone or together with other payments or benefits, either cash or non-cash, that the Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to the Executive under any plan for the benefit of employees, would constitute an "excess parachute payment" (as defined in Section 280G of the Code), then such lump sum severance payment or other benefit shall be reduced to the largest amount that will not result in receipt by the Executive of an “excess parachute payment.” The determination of the amount of the payment described in this subsection shall be made by the Company's independent auditors at the sole expense of the Company.  For purposes of clarification the value of any options described above will be determined by the Company's independent auditors using a Black-Scholes valuation methodology.

(d)        Death and Disability.  In the event of the Company terminates this Agreement due to the death of the Executive, the Company shall pay the Executive his Base Salary through the date of termination, at the rate then in effect, and accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the date of termination.  Any other rights and benefits the Executive may have under employee benefit plans and programs of the Company generally in the event of the Executive’s Disability shall be determined in accordance with the terms of such plans and programs.  In the event of Executive’s death, any rights and benefits that the Executive’s estate or any other person may have under employee benefit plans and programs of the Company generally in the event of the Executive’s death shall be determined in accordance with the terms of such plans and programs.

(e)        Salary and Other Payments Through Termination.  If the Executive’s employment with the Company is terminated during the Term (i) by the Company for Cause or (ii) by the Executive other than for Good Reason, the Executive will be entitled to receive his Base Salary through the Termination Date, but will not be entitled to receive any Severance Payments or Benefits after the Termination Date.

(f)        Other Rights.  Except as set forth in this Section 1.4, all of the Executive’s rights to receive Base Salary, Benefits and annual bonuses hereunder (if any) which accrue or become payable after the termination of the Employment Period shall cease upon such termination.

(g)        Continuing Benefits. Notwithstanding Section 1.4(f), termination pursuant to this Section 1.4 shall not modify or affect in any way whatsoever any vested right of the Executive to benefits payable under any retirement or pension plan or under any other employee benefit plan of the Company, and all such benefits shall continue, in accordance with, and subject to, the terms and conditions of such plans, to be payable in full to, or on account of, the Executive after such termination.

(h)        No Duty of Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in this Article I by seeking other employment or otherwise,  nor shall the amount of any payment or benefit provided for under Article I be reduced by any compensation earned by Executive after the Termination Date.

(i)         Acceleration of Vesting.  If the Company shall terminate the Executive's employment without Cause or the Executive terminates his employment with Good Reason, then notwithstanding the vesting and exercisability schedule in any stock option or other grant agreement between the Company and the Executive, all unvested stock options, shares of restricted stock and other equity awards granted by the Company to the Executive pursuant to any such agreement shall immediately vest, and all granted such stock options shall become exercisable and shall remain exercisable for the remaining term of the applicable option, provided, however, the

Executive shall not have any rights to receive any stock options which have not been granted on or prior to the Termination Date (except in the case of a breach by the Company of its obligation to grant any such stock options).  In the event of conflict between any stock option or other grant agreement between the Company and the Executive and this Agreement, the stock option or other grant agreement shall control.

1.5.      Confidential Information.

(a)        The Executive shall not disclose or, directly or indirectly, use at any time, during the Employment Period or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, alone or with others, except to the extent that (i) such disclosure or use is required by the Executive’s performance of the duties assigned to the Executive by the Board, (ii) the Executive is required by subpoena or similar process to disclose or discuss any Confidential Information, provided, that in such case, the Executive shall promptly inform the Company in writing of such event, shall reasonably cooperate with the Company in attempting to obtain a protective order or to otherwise limit or restrict such disclosure to the greatest extent possible, and shall disclose only that portion of the Confidential Information as is strictly required, or (iii) such Confidential Information is or becomes generally known to and available for use by the public, other than as a result of any action or inaction directly or indirectly by the Executive.  At the Company’s expense, the Executive shall take all reasonable steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive acknowledges that the Confidential Information obtained by him during the course of his employment with the Company is the sole and exclusive property of the Company and its Subsidiaries, as applicable.

(b)        The Executive understands that the Company and its Subsidiaries will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the part of the Company and its Subsidiaries to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Employment Period and in the period specified in such confidentiality agreements, and without in any way limiting the provisions of Section 1.5(a) above, the Executive will hold Third Party Information in confidence, consistent with the obligations applicable to Confidential Information of the Company generally, and will not disclose to anyone (other than personnel and agents of the Company or its Subsidiaries who need to know such information in connection with their work for the Company or its Subsidiaries) or use, except in connection with his work for the Company or its Subsidiaries, Third Party Information unless expressly authorized by the Board in writing.

(c)        As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is related in any way to the actual or anticipated business of the Company, its Subsidiaries, its Affiliates or any of their respective predecessors in interest, including but not limited to (i) business development, growth and other strategic business plans, (ii) properties available for acquisition, financing development or sale, (iii) accounting and business methods, (iv) services or products and the marketing of such services and products, (v) fees, costs and pricing structures, (vi) designs, (vii) analysis, (viii) drawings, photographs and reports, (ix) computer software, including operating systems, applications and program listings, (x) flow charts, manuals and documentation, (xi) data bases, (xii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xiii) copyrightable works, (xiv) all technology and trade secrets, (xv) confidential terms of material agreements and customer relationships, and (xvi) all similar and related information in whatever form or medium.  Confidential Information shall not include any information that has become generally available to the public prior to the date the Executive proposes to disclose or use such information or general know-how of the Executive.

(d)        For the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nothing contained in this Agreement limits the Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.

1.6.      Inventions and Patents.  Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, products, methods, processes, techniques, programs, designs, analyses, drawings, reports, patents, copyrightable works and mask works (whether or not including any Confidential Information) and all issuances, registrations or applications related thereto, all other proprietary information or intellectual property and all similar or related information (whether or not patentable)(collectively, “Intellectual Property”) conceived, developed, contributed to, made, or reduced to practice by Executive (either alone or with others) while employed by Company or any of its Subsidiaries or Affiliates or using the materials, facilities or resources of the Company or any of its Subsidiaries or Affiliates (collectively, “Company Works”) is the sole and exclusive property of the Company and its Subsidiaries; provided,  however, that the term Company Works shall not include, and the Executive shall exclusively own, (i) all Intellectual Property conceived, developed, contributed to, made, or reduced to practice by Executive in connection with the performance of the Retained Media Rights, and (ii) the Original Physical Sketch Rights, provided that, with respect to any original physical sketch retained by the Executive, the Executive delivers a high resolution copy thereof to the Company; and provided,  further, that, notwithstanding the foregoing, no present or future Intellectual Property Rights purchased by the Buyer under the Purchase Agreement shall be owned by Executive pursuant to this Section 1.6. Executive hereby assigns all right, title and interest in and to all Company Works to the Company and its Subsidiaries and waives any moral rights he may have therein, without further obligation or consideration.  Any copyrightable work constituting Company Works prepared in whole or in part by the Executive will be deemed “a work made for hire” under Section 201(b) of the 1976 Copyright Act, and the Company and its Subsidiaries shall own all of the rights comprised in the copyright therein.  The Executive shall promptly and fully disclose in writing all Company Works to the Company and shall cooperate with the Company and its Subsidiaries to protect, maintain and enforce the Company’s and its Subsidiaries’ interests in and rights to such Company Works (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all affidavits, assignments, powers-of-

attorney and other documents as reasonably requested by the Company, whether such requests occur prior to or after termination of the Executive’s employment with the Company).

1.7.      Delivery of Materials Upon Termination of Employment.  As requested by the Company from time to time and in any event upon the termination of the Executive’s employment with the Company, the Executive shall promptly deliver to the Company, or at the Company’s election destroy, all copies and embodiments, in whatever form or medium, of all Confidential Information, Company Works and other property and assets of the Company and its Subsidiaries in the Executive’s possession or within his control (including, but not limited to, office keys, access cards, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes, computers and handheld devices (including all software, files and documents thereon) and any other materials containing any Confidential Information or Company Works) irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company or destroyed, as applicable.

1.8.      Non-Compete and Non-Solicitation Covenants.

(a)        The Executive acknowledges and agrees that the Executive’s services to the Company and its Subsidiaries are unique in nature and that the Company and its Subsidiaries would be irreparably damaged if the Executive were to violate his obligations under this Section 1.8.  The Executive further acknowledges that, in the course of his employment with the Company, he will become familiar with the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information.  During the Employment Period, he shall not, directly or indirectly, whether for himself or for any other Person, permit his name to be used by or participate in any business or enterprise (including, without limitation, any division, group or franchise of a larger organization) that engages or proposes to engage in the Business in the Restricted Territories, other than the Company and its Subsidiaries or except as otherwise directed or authorized by the Board.  During the one year period following the Termination Date, unless (i) the Executive’s employment hereunder was terminated without Cause or was terminated by the Executive for Good Reason or (ii) the Company does not elect to renew the Agreement for the Renewal Period  and the Executive has not provided notice of his intention not to renew the Agreement in accordance with Section 1.4(a), the Executive shall not, directly or indirectly, whether for himself or for any other Person, permit his name to be used by or participate in any business or enterprise (including, without limitation, any division, group or franchise of a larger organization) that engages or proposes to engage in the IM Business in the Restricted Territories, other than the Company and its Subsidiaries or except as otherwise directed or authorized by the Board.  For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any Person, whether as a sole proprietor, owner, stockholder, partner, member, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any Person (whether as a director, officer, supervisor, employee, agent, consultant or otherwise).  Nothing herein will prohibit the Executive from (i) mere passive ownership of not more than three percent (3%) of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market, and (ii) engaging in the exploitation of the Retained Media Rights, subject, during the Employment Period, to the restrictions in Section 1.2(c) hereof.  As used herein, the phrase “mere passive ownership” shall include voting or otherwise granting any consents or approvals required to be obtained from such Person as an owner of stock or other ownership interests in any entity pursuant to the charter or other organizational documents of such entity, but shall not include, without limitation, any involvement in the day-to-day operations of such entity.

(b)        During the Nonsolicitation Period, the Executive will not directly, or indirectly through another Person, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or any of its Subsidiaries, or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its Subsidiaries to terminate such employee’s employment with the Company or any of its Subsidiaries, or hire any such person unless such person’s employment was terminated by the Company or any of its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its Subsidiaries.  The Executive acknowledges and agrees that the Company and its Subsidiaries would be irreparably damaged if the Executive were to breach any of the provisions contained in this Section 1.8(b).

(c)        Executive acknowledges that this Agreement, and specifically, this Section 1.8, does not preclude Executive from earning a livelihood, nor does it unreasonably impose limitations on Executive’s ability to earn a living.  In addition, Executive agrees and acknowledges that the potential harm to the Company of its non-enforcement outweighs any harm to Executive of its enforcement by injunction or otherwise.

1.9.      Enforcement.  If, at the time of enforcement of Section 1.5,  1.6,  1.7,  1.8,  1.9, or 1.10, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that, to the extent permitted by applicable law, the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the period, scope or area.  Because the Executive’s services are unique and because the Executive has access to Confidential Information and Company Works, the Parties agree that money damages would be an inadequate remedy for any breach of Section 1.5,  1.6,  1.7,  1.8 or 1.10.  Therefore, in the event of a breach or threatened breach of Section 1.5,  1.6,  1.7,  1.8 or 1.10, the Company or any of its Subsidiaries or any of their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).  The Parties hereby acknowledge and agree that (a) performance of the services of the Executive hereunder may occur in jurisdictions other than the jurisdiction whose law the Parties have agreed shall govern the construction, validity and interpretation of this Agreement, (b) the law of the  State of New York shall govern construction, validity and interpretation of this Agreement to the fullest extent possible, and (c) Section 1.5,  1.6,  1.7,  1.8 or 1.10 shall restrict the Executive only to the extent permitted by applicable law.

1.10.    Survival.  Sections 1.4,  1.5,  1.6,  1.7,  1.8 and 1.10 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

ARTICLE II

DEFINED TERMS

2.1.      Definitions.  All capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.  For purposes of this Agreement, the following terms will have the following meanings:

“Big Deal” means a set of appearances on QVC in which one item is featured for a material number of shows on a given day, and with such item referred to as a Big Deal by QVC.

“Bricks-and-Mortar Revenue” means Net Revenue of the Company and its Affiliates derived from sales of products under the Isaac Mizrahi brand (or any derivative thereof) (including, without limitation, any such Net Revenue attributable to co-branding opportunities of the Isaac Mizrahi brand (or any derivative thereof) with third parties and/or based on sales of such products by third parties) but excluding (i) DRT Revenue, (ii) Endorsement Revenue, and (iii) any sales of products directly by the Company or its affiliates.

“Business” means the business of designing, sourcing, merchandising, and selling apparel, accessories, and other consumer products licensed or sold by the Company or its Affiliates during the Employment Period, and acquiring and licensing consumer brands worldwide.

“Cause” means with respect to the Executive, the occurrence of one or more of the following:  (i) conviction of, or entry of a plea of guilty or nolo contendere to, a felony involving moral turpitude, misappropriation of Company property, embezzlement of Company funds, violation of the securities laws or material dishonesty with respect to the Company; (ii) persistent and repeated refusal to comply with no less than three written lawful directives of the Chairman and CEO or Board with respect to an item material to the business prospects and/or operations of the Company, other than such directives requiring the Executive in his reasonable judgment after consultation with counsel, to act in a manner inconsistent with his fiduciary obligations or those inconsistent with the Executive’s position as Chief Design Officer of the Isaac Mizrahi Brand; (iii) reporting to work under the influence of alcohol or illegal drugs (whether or not at the workplace), or (iv) any willful breach of Section 1.6, 1.7, 1.8, 1.9 or 3.3 of this Agreement or (v) the Executive makes less than seventy five percent (75%) of the aggregate Qualified Appearances requested by the Company for such applicable calendar year during the Term.   Notwithstanding the foregoing, termination by the Company for Cause (other than pursuant to clause (i) or (v) above) shall not be effective until and unless (i) Executive fails to cure such alleged act or circumstance within 30 days of receipt of notice thereof, to the satisfaction of the Board in the exercise of its reasonable judgment (or, if within such 30-day period the Executive commences and proceeds to take all reasonable actions to effect such cure, within such reasonable additional time period (no longer than 60 days) as may be necessary), and (ii) notice of intention to terminate for Cause has been given by the Company within forty-five (45) days after the Board learns of the act, failure or event constituting “Cause,” and (iii) the Board has voted (at a meeting of the Board duly called and held as to which termination of Executive is an agenda item) by a vote of at least a two-thirds of the members of the Board (other than Executive) to terminate Executive for Cause after Executive has been given notice of the particular acts or circumstances which are the basis for the termination for Cause and has been afforded an opportunity to appear with counsel and present his positions at such meeting and to present his case thereat, and (iv) the Board has given notice of termination to Executive within five days after such meeting voting in favor of termination.

“Change of Control” means the occurrence of any of the following (i) a merger or consolidation to which the Company is a party (other than one in which the stockholders of the Company prior to the event own a majority of the voting power of the surviving or resulting corporation) (ii) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company, or (iii) a sale or transfer by the Company’s stockholders of voting control, in a single transaction or a series of related transactions.

“Code” means the Internal Revenue Code of 1986 and the Treasury regulations thereunder, each as amended from time to time.

“Disability” shall have the meaning set forth in a policy or policies of long term disability insurance, if any, the Company obtains for the benefit of itself and/or its employees.  If there is no definition of “disability” applicable under any such policy or policies, if any, then the Executive shall be considered disabled if, due to mental or physical impairment or disability despite reasonable accommodations by the Company and its Subsidiaries, if he is unable to perform his customary or other comparable duties with the Company or its Subsidiaries immediately prior to such disability for a period of at least 120 consecutive days or for at least 180 non-consecutive days in any 12 month period.

 “DRT Revenue” means Net Revenue related to sales made by or through an entity or affiliates of an entity that sell products through direct response television (including, without limitation QVC, the Shopping Channel and their affiliates).

“Effective Date” means January 1, 2020.

“Endorsement” shall mean a project undertaken by the Company or any of its Affiliates with one or more third-parties solely for the Executive to endorse the third-party’s products through the use of the Executive’s name, likeness and/or image (through photography, videos and/or appearances), and, in connection with such project, neither the Company (or any of its Affiliates) nor the Executive provide licensing or design services.

“Endorsement Revenue” means revenue derived solely from Endorsements.

“ET” means eastern local time.

“Fashion Day” means a day-long fashion-focused presentation event at QVC.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries.

“Friday Appearance” means being available as requested by the Company on a Friday from 1:00 p.m. ET to 11:59 p.m. ET and making appearances on QVC during such time period as reasonably requested by the Company, including, without limitation, any TSV appearance or Fashion Day by Executive during such time period.

“Good Reason” means the occurrence, without the Executive’s written consent, of one or more of the following events:  (i) the Company reduces the amount of Executive’s Base

Salary other than as expressly provided in Section 1.3(a) of this Agreement, or fails to pay any amount when owed under the Services Agreement, (ii) the Company requires that the Executive relocate his principal place of employment to a site that is more than 15 miles from the Company’s offices in Manhattan, New York, or if the Company changes the location of its headquarters with the consent of Executive to a location that is more than 15 miles from such location, (iii) the Company materially reduces the Executive’s responsibilities or removes the Executive from the position of Chief Design Officer – Isaac Mizrahi Brand other than pursuant to a termination of his employment for Cause, or upon the Executive’s death or Disability, (iv) the failure or unreasonable delay of the Company to provide the Executive any of the payments contemplated hereby or (v) the Company otherwise materially breaches the terms of this Agreement or the Services Agreement; provided that no such event shall constitute Good Reason hereunder unless (a) the Executive shall have given written notice to the Company of the Executive’s intent to resign for Good Reason within 30 days after the Executive becomes aware of the occurrence of any such event, which notice shall describe in reasonable detail the event or events constituting the basis for the Executive’s intention to resign for Good Reason and (b) such event or occurrence, if a breach susceptible to cure, shall not have been cured or otherwise shall not have been resolved to the Executive’s reasonable satisfaction, in each case within 30 days of the Company’s receipt of such notice; provided,  however, except in the case of a failure to make a timely payment that is caused by a third party payroll service provider, in which case the Company shall have ten (10) Business Days to cure, as to any breach by the Company of its obligation to make any payment to Executive when due, the Executive shall have no notice obligation and the Company shall have no right to cure.  In such case the Executive’s resignation shall become effective on the 31st day after the Company’s receipt of the aforementioned notice.

“IM Brands” means IM Brands, LLC.

“IM Business” means the licensing, promotion via any form of media, and marketing of the IM Brands or the Isaac Mizrahi image and likeness for any commercial use relating to the manufacture, sale and/or distribution of clothing, related accessories, home goods (i.e., home furnishings, home décor, tabletop, cookware and kitchen prep items), food products and any and all other goods and services; provided,  however, notwithstanding anything to the contrary herein, the Business shall not include the Retained Media Rights.

“IML Products” means any products under the “IsaacMizrahiLIVE!” brand or a sub-brand that are sold through direct-response television networks.

“Laugh Club” means Laugh Club, Inc.

“Maximum Bonus” shall mean (i) $2,500,000 less the applicable Base Salary for the calendar year ending December 31, 2020, and (ii) $3,000,000 less the applicable Base Salary for each of calendar years ending December 31, 2021 and December 31, 2022 and any calendar years during the Renewal Periods; provided that in the event that the cumulative Base Salary and Bonus for the calendar years ending December 31, 2020 and December 31, 2021 and Base Salary for the calendar year ending December 31, 2022 (the “Cumulative Compensation”) is less than $8,000,000, then the Maximum Bonus for the calendar year ending December 31, 2022 only shall be increased to $8,000,000 minus the Cumulative Compensation.

“Maximum DRT Adjustment” shall mean (i) Three Hundred Thousand Dollars ($300,000) for adjustments made to the Base Salary for the calendar year ending December 31, 2021, and (ii) Six Hundred Thousand Dollars ($600,000) for any calendar year thereafter.

“Media Day” means any six (6) hour period during which the primary focus is developing content (photography or video) or making media (television, radio, or news) appearances or interviews.

“Monday Appearance” means being available as requested by the Company on a Monday from 5:00 p.m. ET to 10:30 p.m. ET and making appearances on QVC during such time period as reasonably requested by the Company, but excludes TSVs

“Net Revenue” means revenue of the Company and its Affiliates, as recognized under generally accepted accounting principles (GAAP), less only commissions on such revenues contractually due to third-parties including brokers and other retailers.

“Nonsolicitation Period” means the Employment Period and 12 months thereafter.

“Original Physical Sketch Rights” means the right of the Executive to retain any physical original sketches created by the Executive (alone or with others), and the right to display them from time  to time in museums, exhibits and other non-retail forums, provided that, except for the foregoing rights, such term does not include any rights to Intellectual Property associated with such sketches, nor does it include the right to exploit, present or publicly display such sketches in connection with the sale or promotion of goods and services or to otherwise use them for the purpose of developing competing goods, products or services.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or the United States of America any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Purchase Agreement” means the Asset Purchase Agreement, dated May 19, 2011, by and among the Company, IM Ready-Made, LLC and certain other parties thereto.

“Qualified Appearance” means (i) each Friday Appearance, (i) each Saturday Appearance, (iii) each Replacement Appearance that is approved by the Company as a Qualified Appearance under Section 1.2(a), (iv) each Partial Appearance that is combined with another Partial Appearance with the approval of the Company under Section 1.2(a) to constitute a full Friday Appearance or Saturday Appearance, (v) each Monday Appearance that is designated by the Executive to the Company as a “Qualified Appearance” (in which case no Monday Bonus shall be paid on account thereof), and (vi) each contemplated Friday Appearance or Saturday Appearance that is cancelled by QVC and not the Executive.

“QVC” means QVC, Inc., a division of Qurate Retail Group.

“QVC Agreement” means the Second Amended and Restated Agreement and Consent to Assignment by and among QVC, Inc., IM Brands, LLC, IM Ready Made, LLC, XCel

Brands, Inc. and the Executive dated September 28, 2011, as amended to date and from time to time.

“QVC Shows” means direct-response television shows airing on the QVC, Inc. shopping channel on which IML Products are featured and sold.

“Restricted Territories” means the United States and the rest of the world.

“Retained Media Rights” shall have the meaning ascribed to such term in the Purchase Agreement.

“Saturday Appearance” means being available as requested by the Company on a Saturday from 7:00 a.m. ET to 10:30 a.m. ET, and making appearances on QVC during such time period as reasonably requested by the Company, including, without limitation, any TSV appearance or Fashion Day by Executive during such time period.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of  partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.  For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Travel Expenses” means expenses related to travel required by the Executive outside of travel related to the Executive’s QVC appearances (first class airfare for the Executive and economy (coach) class for the Executive’s assistance and luxury accommodations for Mizrahi and accommodations at the level of Marriott or similar for the Executive’s assistant).

“Termination Date” means the effective date of the Executive’s termination of employment with the Company.

2.2.      Other Definitional Provisions.

(a)        Section references contained in this Agreement are references to sections in this Agreement, unless otherwise specified.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.  Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

(b)        Whenever the term “including” (whether or not that term is followed by the phrase “but not limited to” or “without limitation” or words of similar effect) is used in this Agreement in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

ARTICLE III

MISCELLANEOUS TERMS

3.1.      Defense of Claims.  The Executive agrees that, during the Employment Period, and for a period of six months after termination of the Executive’s employment, upon request by the Company, the Executive shall reasonably cooperate with the Company in connection with any matters the Executive worked on during his employment with the Company and any related transitional matters.  In addition, during the Employment Period and thereafter, the Executive agrees to reasonably cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility or involve matters about which the Executive has knowledge, except if the Executive’s reasonable interests are adverse to the Company in such claim or action and provided that after the Employment Period such level of cooperation shall be reasonable and shall take due account of the Executive’s work and personal commitments. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 3.1.

3.2.      Nondisparagement.  The Executive agrees to refrain from making any false or disparaging statements, in public or private, which is reasonably likely to materially impair the reputation, goodwill or commercial interest of the Company.  The Company agrees to refrain from making any false or disparaging statements, in public or private, which is reasonably likely to materially impair the reputation, goodwill or commercial interest of the Executive.  Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit or restrict either party from, truthfully and in good faith: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s or the Executive’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

3.3.      Morals Clause.  Executive shall not commit any act or do anything which might reasonably be considered: (i) to be immoral, deceptive, scandalous or obscene; or (ii) to injure, tarnish, damage or otherwise negatively affect the reputation and goodwill associated with the Company or the IM Brands.

3.4.      Source of Payments.  All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise and except as otherwise provided herein, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company or its Subsidiaries may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

3.5.      Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid) or sent by facsimile (with receipt confirmed) to the recipient at the address or facsimile number indicated below:

To the Company:

1333 Broadway
10th Floor

New York, New York 10018

With a copy (which shall not constitute notice) to:

Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
Attn:  Robert Mittman, Esquire
Facsimile: (212) 885-5557

To the Executive:

Mr. Isaac Mizrahi
c/o TAG Associates

810 Seventh Avenue, 7th Floor
New York, NY  10019

With a copy (which shall not constitute notice) to:

Robinson & Cole LLP
One Boston Place, 25th Floor
Boston, MA 02108
Attention:  Brian M. Flaherty, Esq.
Facsimile: 617-557-5999

or such other address or to the attention of such other Person as the recipient Party will have specified by prior written notice to the sending Party.  Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

3.6.      Severability.  Subject to the express provisions of Section 1.10 relating to certain specified changes, whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

3.7.      Complete Agreement.  This Agreement embodies the complete agreement and understanding among the Parties with regard to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way (including without limitation, the Original Agreement).  To the extent that this Agreement provides greater benefits to the Executive than available under the Company’s employee handbook or other corporate policies, then this Agreement shall prevail.

3.8.      Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

3.9.      Assignment.  Without the Executive’s consent, the Company may not assign its rights and obligations under this Agreement except (i) to a “Successor” (as defined below) or (ii) to an entity that is formed and controlled by the Company or any of its Subsidiaries, provided that in the case of (ii) the Company shall remain liable for all of its obligations hereunder.  This Agreement is personal to the Executive, and the Executive shall not have the right to assign the Executive’s interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement, nor shall the Executive have the right to pledge, hypothecate, transfer, assign or otherwise encumber the Executive’s right to receive any form of compensation hereunder without the prior written consent of the Board.  As used in this Section 3.9, “Successor” shall include any Person that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets of, or ownership interests in, the Company and its Subsidiaries.

3.10.    Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by the Company, the Executive, and their respective heirs, successors and permitted assigns.

3.11.    Choice of Law.  This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of New York. Any claim or controversy arising out of or in connection with this Agreement, or the breach thereof, shall be adjudicated exclusively by the Supreme Court, New York County, State of New York, or by a federal court sitting in Manhattan in New York City, State of New York. The parties hereto agree to the personal jurisdiction of such courts and agree to accept process by regular mail in connection with any such dispute.

3.12.    Waiver of Jury Trial.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

3.13.    Legal Fees and Court Costs.  In the event that any action, suit or other proceeding in law or in equity is brought to enforce the provisions of this Agreement, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Company, all expenses (including reasonable attorneys' fees) of the Company in such action, suit or other proceeding shall be paid by the Executive. In the event that any action, suit or other proceeding in law or in equity is brought to enforce the provisions of this Agreement, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Executive, all expenses (including reasonable attorneys' fees and travel expenses) of the Executive in such action, suit or other proceeding shall be paid by the Company.

3.14.    Remedies.  Subject to the provisions of Section 3.1, each Party will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  Nothing herein shall prohibit any arbitrator or judicial authority from awarding attorneys’ fees or costs to a prevailing Party in any arbitration or other proceeding to the extent that such arbitrator or authority may lawfully do so.

3.15.    Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

3.16.    Third Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and other than, in the event of the Executive’s death, his estate, to which all of Executive’s rights and remedies set forth herein shall accrue

3.17.    The Executive’s Representations.  The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other Person (or other agreement with any other person containing a restriction on the Executive’s right to do business or obligating him to do business with any other Person on a priority or preferential basis), (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms and (d) upon the execution and delivery of this Agreement by the Company, Executive shall not be in violation of clause (i) set forth in the definition of Cause and shall not be disabled.

3.18.    Amendment to Comply with Section 409A of the Code.  To the extent that this Agreement or any part thereof is deemed to be a nonqualified deferred compensation plan subject to Section 409A of the Code and the Treasury Regulations (including proposed regulations) and guidance promulgated thereunder, (a) the provisions of this Agreement shall be interpreted in a manner to the maximum extent possible to comply in good faith with Code Section 409A and (b) the parties hereto agree to amend this Agreement for purposes of complying with Code Section 409A promptly upon issuance of any Treasury regulations or guidance thereunder, provided, that any such amendment shall not materially change the present value of the benefits payable to the Executive hereunder or otherwise materially adversely affect the Executive, the Company, or any affiliate of the Company, without the consent of such party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first written above.

XCEL BRANDS, INC.

By:
Name:	Seth Burroughs
Title:	Executive Vice President

EXECUTIVE

Isaac Mizrahi

[Signature Page to Employment Agreement]

EXHIBIT A

IML PRODUCT MEDIA AND PRESS GUIDELINES

Guidelines

During Executive’s employment with the Company, responses to all media inquiries by Executive will be limited to statements regarding the fact of his employment by the Company and the title of his position, and the Talking Points below. Any other questions will be directed to the Company to address. Executive shall not make any statements to the Media and Press that (i) disparage the Company, the Isaac Mizrahi Business (including products sold as part of the Isaac Mizrahi Business) or licensees and other partners of the Company, or (ii) substantially deviate from the Talking Points herein.

Talking Points

•     Xcel acquired the Isaac Mizrahi brand in September 2011.

•     Per company policy, all requests for comments or statements should be made to Xcel’s public relations department.

•     No comment.

EXHIBIT B

FORM OF RELEASE

I, Isaac Mizrahi, on behalf of myself and my heirs, successors and assigns, in consideration of the performance by Xcel Brands, Inc., a Delaware Corporation (together with its Subsidiaries, the “Company”), of its material obligations under the Employment Agreement, dated as of February   , 2020 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company, its Affiliates, each such Person’s respective successors and assigns and each of the foregoing Persons’ respective present and former directors, officers, partners, stockholders, members, managers, agents, representatives, employees (and each such Person’s respective successors and assigns) (collectively, the “Released Parties”) to the extent provided below.

1.         I understand that any payments or benefits paid or granted to me under Section 1.4(b) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive the payments and benefits specified in Section 1.4(b) and Section 1.4(c) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.  This General Release shall be deemed rescinded in the event that the Company does not make such payments and make available such benefits in accordance with Section 1.4(b) and Section 1.4(c) of the Agreement.

2.         I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities whatsoever in law and in equity, both past and present (through the date of this General Release), whether under the laws of the United States or another jurisdiction and whether known or unknown, suspected or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, have or may have, solely to the extent that such claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided,  however, that nothing contained in this General Release shall apply to, or release the Company from, (i) any obligation of the Company contained in the Agreement to be performed after the date hereof and amounts claimed under the Agreement pursuant to a good faith and pending dispute as of the date hereof, (ii) any vested or accrued benefits pursuant to any employee benefit plan, program or policy of the Company, (iii) any rights to indemnification from the Company under the Company’s Certificate of Incorporation, Bylaws, any indemnification agreement and/or applicable law; and (iv) any right to insurance proceeds related to my position as an officer and/or director of the Company or any of its Affiliates; (v) any rights as a stockholder of the Company of any Affiliates of, or successor to, the Company; (vi) any rights under the Asset Purchase Agreement dated May 19, 2011, by and among the Company, IM Ready-Made, LLC and certain other parties thereto (as amended, the “Purchase Agreement”) and any Related Agreement (as defined in the Purchase Agreement) and (vii) any Claims that cannot be waived as a matter of law.  Nothing contained in this General Release is intended to or shall be interpreted to restrict or otherwise interfere with (i) my right to contact or file a charge with any federal, state or local government agency, including, but not limited to filing a discrimination or other charge with the Equal Employment Opportunity Commission (EEOC) or comparable state agency (provided, however, that I am giving up the right to any monetary damages or awards from the Company or other personal relief arising from such charges to the maximum extent permitted by law); or (ii) my right to contact, cooperate with or provide information to any governmental agency, or my obligation to testify truthfully in any tribunal.

3.         I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.         I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release.  I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.         In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I covenant that I shall not directly or indirectly, commence, maintain or prosecute or sue any of the Released Persons either affirmatively or by way of cross-complaint, indemnity claim, defense or counterclaim or in any other manner or at all on any Claim covered by this General Release.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.         I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.         I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

8.         Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any other self-regulatory organization or governmental entity.

9.         Without limitation of any provision of the Agreement, I hereby expressly re-affirm my obligations under Sections 1.5,  1.6,  1.8,  1.10 and 3.1.

10.       Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of  partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)        I HAVE READ IT CAREFULLY;

(b)        I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)        I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)        I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY (VIA THE AGREEMENT AND THIS RELEASE) BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)        I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON _______________ __, _____ TO CONSIDER IT AND THE CHANGES MADE SINCE THE _______________ __, _____ VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f)        THE CHANGES TO THE AGREEMENT SINCE _______________ ___, _____ EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(g)        I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EIGHTH DAY FOLLOWING EXECUTION OF THE AGREEMENT;

(h)        I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i)         I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: ___________ __, ______
Isaac Mizrahi

Acknowledged and agreed as of the date first written above:

 Xcel Brands, Inc.

By:
	Name:	Seth Burroughs
	Title:	Executive Vice President